EXHIBIT 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main Fax	310.282.2000 310.282.2200

October 29, 2024

Healthcare AI Acquisition Corp. 190 Elgin Avenue George Town Grand Cayman KY1-90008 Cayman Islands Attention: Xiaocheng Peng

Re:      Registration Statement of Leading Partners Limited

Ladies and Gentlemen:

We have acted as United States counsel to Healthcare AI Acquisition Corp., a Cayman Islands exempted company (“HAIA”), in connection with the proposed Business Combination (as defined below) contemplated by a business combination agreement, dated as of August 15, 2024 (and as may be amended from time to time, the “Business Combination Agreement”), by and among HAIA, Leading Partners Limited, an exempted Cayman Islands company with limited liability (“PubCo”), and Leading Group Limited, an exempted Cayman Islands company with limited liability (“Leading Group”), which provides that, among other things, PubCo will form (a) Leadingway Ltd., a Cayman Islands exempted company with limited liability as a direct wholly-owned subsidiary of PubCo (“Merger Sub I”), and (b) HAIAway Ltd., a Cayman Islands exempted company as a direct wholly-owned subsidiary of PubCo (“Merger Sub II” which, together with PubCo and Merger Sub I, each, individually, referred to as an “Acquisition Entity” and, collectively, the “Acquisition Entities”) whereby: (i) Merger Sub I will merge with and into Leading Group (the “Leading Group Merger”), the separate existence of Merger Sub I will cease and Leading Group will be the surviving corporation of Leading Group Merger and a direct wholly-owned subsidiary of PubCo, and (ii) following confirmation of the effective filing of Leading Group Merger but on the same day, Merger Sub II will merge with and into HAIA (the “HAIA Merger” and together with Leading Group Merger, the “Mergers”), the separate existence of Merger Sub II will cease and HAIA will be the surviving corporation of the HAIA Merger and a direct wholly-owned subsidiary of PubCo (collectively, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of Leading Partners Limited on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on October 29, 2024 (Registration Number 377-07440) as amended through the date hereof (the “Registration Statement”).

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Healthcare AI Acquisition Corp. October 29, 2024 Page 2

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Certain Material U.S. Federal Income Tax Considerations – The Business Combination.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Inception Growth under the caption “Certain Material U.S. Federal Income Tax Considerations – The Business Combination” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

Loeb & Loeb LLP